Exhibit 4.8

Level 27, Exchange Tower
2 The Esplanade
Perth WA 6000 Australia

T +61 8 9404 9100 | F +61 8 9300 1338

Deed of Variation

between

Resolution Minerals Limited

ABN 99 617 789 732

(Company )

and

Oakley Capital Partners Pty Limited

ACN 6631 65839

(Oakley)

Table of contents

1 Definitions and Interpretation	2
1.1 Definitions	2
1.2 Interpretation	2
2 Operation	3
3 Variations to the Corporate Advisory Mandate	3
4 Subject to this deed terms to remain in full force and effect	4
4.1 Confirmation of Corporate Advisory Mandate	4
4.2 Inconsistency	4
5 Miscellaneous	4
5.1 Governing law and jurisdiction	4
5.2 Costs	4
5.3 Execution and delivery	4
5.4 Further acts	4
5.5 Execution of separate documents	4
5.6 Variation	4
5.7 Waivers	4

Deed of Variation

This deed is made on 23 May 2025

between	Resolution Minerals Ltd ABN 99 617 789 732 (Company) of Level 4, 29 King William Street Adelaide SA 5000

and	Oakley Capital Partners Pty Limited ACN 6631 65839 of Level 39, Aurora Place, 88 Philip Street, Sydney NSW 2000 (Oakley)

Recitals

A	The Company and Oakley are parties to the Mandates.

B	The parties wish to vary the terms of the Mandates in the manner set out in this deed.

Now it is covenanted and agreed as follows:

1	Definitions and Interpretation

1.1	Definitions

The following words and expressions shall have the following meanings where used in this deed, unless the context otherwise requires:

Commencement Date means the date on which an agreement to purchase Horse Heaven is signed and announced to the ASX.

Corporate Advisory Mandate means the letter from Oakley to the Company entitled “Corporate Advisory & Transactional Engagement” dated 29 November 2024 and executed by Oakley and the Company.

Takeover Bid means a bid received by the Company to either acquire the Company or any one of its assets which is then recommended by the board of the Company. (excluding 64N which the Company is currently in discussions with various parties).

1.2	Interpretation

In the interpretation of this deed, the following provisions apply unless the context otherwise requires:

(a)	headings are inserted for convenience only and do not affect the interpretation of this deed;

(b)	an expression importing a natural person includes any company, trust, partnership, joint venture, association, body corporate or governmental agency;

(c)	where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning;

(d)	a word which indicates the singular also indicates the plural, a word which indicates the plural also indicates the singular, and a reference to a gender also indicates the other genders;

(e)	references to the word ‘include’ or ‘including’ are to be construed without limitation;

(f)	a reference to a party, clause or appendix is a reference to a party, clause or appendix of or to this deed;

Deed of Variation

(g)	a reference to a party to any document or agreement includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(h)	a reference to any document or agreement is to that document or agreement as amended, novated, supplemented or replaced from time to time; and

(i)	a provision of this deed must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of this deed or the inclusion of the provision in this deed.

2	Operation

The parties agree that the variations to the Corporate Advisory Mandate set out in clause 3 have effect from the Commencement Date.

3	Variations to the Corporate Advisory Mandate

3.1	The parties agree to vary the Corporate Advisory Mandate by:

(a)	Adding the following paragraph to “Clause 2.1 C. Fees – Transactional”:-

Specifically in the event of a takeover offer for the Company’s shares or any of its assets, the Company will pay Oakley a Transaction Fee (payable in shares, or in cash if mutually agreed) equal to 10% of the Transaction Size (defined as being the highest total price payable under the Transaction) if the Takeover Bid is successful. The Transaction Fee will be 3% in the event the Takeover Bid is received and announced to market but does not complete for any reason or for any transaction initiated by the Company. Upon receiving a bid, the Company shall pay a Transaction Fee of 3% within 30 days of receiving the bid, and if the bid is successful, the Company shall pay the remainder of the Transaction Fee within 30 days of bid settlement.

Any issues of securities that will be settled via issue of shares, may be subject to shareholder approval. Depending on how much 7.1 capacity the Company has, it may issue partially from capacity and the remainder would be issued subject to shareholder approval.

The 3% fee when converted can never be greater than 19.9% of the issued capital of the Company at any time.

(b)	In Clause 10 “TERM AND TERMINATION”, amending the words “with an automatic extension for a further 12 months, unless a party notifies the other party within 9 months” to read “with an automatic extension for a further 18 months, unless a party notifies the other party within 6 months”

(c)	Replacing Clause 2.1 A. (c) ii) “Fees – Corporate Advisory” with:-

On any subsequent raisings (following the initial $1.25m - $2m raise), Oakley to receive 1 broker share for every 10 placement shares issued, and 1 broker option (ASX:RMLOC) for every 2 placement options issued. Both parties acknowledge there will be success shares and options with each successful capital raise, with the amounts to be negotiated at the time of each raise. Any issues of fee securities may be subject to RML shareholder approval and RML will arrange the necessary shareholder meeting to ratify the placement and seek approval for any remaining fee shares and options not able to be issued out of available capacity.

The above paragraph does not include the $750,000 placement to happen simultaneously with the Idaho Horse Heaven acquisition as these fees have already been agreed in the Finders Fee & Capital Raising Fee (60m shares and 60m options). (For the avoidance of doubt, for any other raise after the $750k Idaho deal raise, including if more than 750k is raised in the Idaho deal raise, the above fees in c) will apply.)

Deed of Variation

4	Subject to this deed terms to remain in full force and effect

4.1	Confirmation of Corporate Advisory Mandate

Subject to the variations made by this deed the terms and conditions of the Corporate Advisory Mandate remain in full force and effect.

4.2	Inconsistency

If there is any inconsistency between the provisions of this deed and the provisions of the Corporate Advisory Mandate, then the provisions of this deed prevail.

5	Miscellaneous

5.1	Governing law and jurisdiction

This deed shall be governed by and construed in accordance with the laws of the Commonwealth of Australia and the State of New South Wales. The parties irrevocably submit to the jurisdiction of the courts of the Commonwealth of Australia and New South Wales.

5.2	Costs

Each party must pay its own costs and expenses in relation to preparing, negotiating and executing this deed.

5.3	Execution and delivery

(a)	By executing this deed, a party intends:

(i)	to be immediately bound by this deed; and

(ii)	for such execution to constitute delivery of this deed to the other party.

(b)	Nothing in clause 5.3(a) of this deed should be taken to exclude any statutory or common law principle applicable to the proper execution and delivery of a deed.

5.4	Further acts

Each party must promptly execute all documents and do all things that the other party from time to time reasonably requests to effect, perfect or complete this deed.

5.5	Execution of separate documents

(a)	This deed is properly executed if each party executes either this document or an identical document. In the latter case, this deed takes effect when the separately executed documents are exchanged between the parties.

(b)	If this deed is undated, the date of this deed is the date of last execution by a party.

5.6	Variation

No variation of this deed will be of any force or effect unless it is in writing and signed by each party to this deed.

5.7	Waivers

(a)	A waiver of any right, power or remedy under this deed must be in writing signed by the party granting it. A waiver is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

(b)	The fact that a party fails to do, or delays in doing, something the party is entitled to do under this deed does not amount to a waiver.

Deed of Variation

Executed as a deed

Executed as a deed by Resolution Minerals Limited ABN 99 617 789 732 in accordance with section 127 of the Corporations Act 2001 (Cth):

Signed By:	Signed By:

Aharon Zaetz Title: Director	Jarek Kopias Title: Secretary

Executed as a deed by Oakley Capital Partners Pty Limited ACN 6631 65839 in accordance with section 127 of the Corporations Act 2001 (Cth):

Signed By:

Name/Title:
JOHN RAWICKI, DIRECTOR

Deed of Variation